Exhibit 99.1

DIGITAL MUSIC GROUP ANNOUNCES THE ACQUISITION OF

DIGITAL RIGHTS AGENCY

DMGI Adds Distribution Business and Expands into Mobile and International Channels

Company to Host Investor Conference Call Today

SACRAMENTO, CA (September 11, 2006) – Digital Music Group, Inc. (Nasdaq: DMGI), a content owner and distributor of digital music and video recordings, announced today that it has acquired San Francisco-based Digital Rights Agency LLC (DRA), a leading worldwide digital music distributor focused on independent record labels. DRA will continue operations as a wholly-owned subsidiary of DMGI and its founder, Tuhin Roy, will continue to serve as President of DRA. In addition, Mr. Roy will serve as Chief Strategy Officer of Digital Music Group and has been appointed to DMGI’s Board of Directors.

Founded in 2003, DRA currently provides digital distribution services for over 350 independent record labels in 14 countries. DRA client catalogs feature titles by popular current recording artists Chamillionaire, Daddy Yankee, Death Cab for Cutie, Elliott Smith, Lil Jon, Lil’ Flip, Ludacris, Peeping Tom featuring Norah Jones, Paul Wall, The Decemberists, At the Drive-In, Sleater-Kinney and Yellowcard, as well as classic rock & roll and soul icons such as Chubby Checker, Ronnie Earl, Duke Robillard, Commodores and Lesley Gore.

DRA currently has approximately 53,000 music recordings available for sale through numerous online music stores and mobile outlets, with a strong presence in international markets. This figure is expected to increase as a result of recent signings which have added several large international and domestic music catalogs. Revenue for the six months ended June 30, 2006, was approximately $3.2 million, up from approximately $2.7 million for all of 2005, and net income for the first six months of 2006 was approximately $22,000, compared to a net loss of approximately $30,000 for 2005. Much of the revenue growth during 2006 has come from penetration of the mobile market. For the six months ended June 30, 2006, approximately 20 percent of DRA’s revenue was derived through downloads to mobile/cellular devices.

“This is a major event and milestone for Digital Music Group,” said Mitchell Koulouris, DMGI President and CEO. “The acquisition of DRA further solidifies DMGI’s position in the market and is a natural evolution of our business strategy. DRA is a profitable, fast-growing, and well-respected name in the digital distribution industry and we are excited and proud to have their team join with us to execute on our shared vision.”

Mr. Koulouris added, “We believe this acquisition is a great fit for us. Not only do we gain a respected and experienced leader in Tuhin Roy, who has a broad understanding of the digital media industry and the strategies needed to be successful in this dynamic and rapidly-evolving marketplace, but we also benefit from more tracks under management and higher revenue.”

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Because of its exclusive focus on digital distribution services, DRA has a broader distribution network than DMGI. For the six months ended June 30, 2006, DRA derived 27 percent of its revenue from digital music outlets where DMGI does not have a presence, including channels for mobile ringtones and over-the-air downloads to cellular/mobile devices. Mr. Koulouris noted, “DRA has a well established mobile channel and a broader, more diversified Internet digital download channel for our existing DMGI music catalog. A key advantage of the acquisition will be to sell the tracks owned and controlled by DMGI through these additional channel relationships built by DRA, in order to increase the download rate per track and generate higher revenue from the DMGI catalog.”

The purchase consideration for the acquisition consisted of $3,200,000 in cash and 420,000 shares of DMGI common stock, and a warrant to purchase an additional 150,000 shares at $5.57 per share was issued to Mr. Roy. The warrant is exercisable in various installments beginning in one year and is fully exercisable after three years. The shares and warrant were issued in a private placement under federal and state securities laws and are subject to restrictions on resale thereunder, and a substantial majority of the shares are subject to contractual restrictions on resale, short selling and other forms of hedging for varying terms ranging from one to two years. In addition, Mr. Roy and the other former owners of DRA will have the opportunity to earn up to an additional $1,155,000 in cash and 87,000 shares of DMGI common stock if certain financial targets are achieved through December 31, 2007.

Mr. Roy commented on the acquisition saying, “Over the past three years, DRA has grown rapidly to become one of the top distributors in the digital music market. I’m delighted to be joining forces with DMGI. Our combined company will have one of the largest independent digital rights catalogs under management in the industry, a worldwide presence with offices in Sacramento, San Francisco, and London, and a broad mobile and full-track download distribution network. I look forward to working towards the continued growth of the combined business.”

Conference Call and Webcast

Management will host a conference call to further discuss the DRA acquisition and to provide a general business update at 4:30 p.m. Eastern Daylight Time / 1:30 p.m. Pacific Standard Time on Monday, September 11, 2006. To participate in the call, investors are invited to dial 800-561-2731 (for domestic callers) or 617-614-3528 (for international callers) at least five minutes prior to the start time. The participant passcode is 92669164. A live webcast of the call will be available on the company’s website at http://investor.dmgi.com. A replay of the call will be available one hour after the call ends through September 18, 2006, by dialing 888-286-8010 (for domestic callers) and 617-801-6888 (for international callers). The reservation code is 84163452. A replay of the webcast will also be archived on the Company’s website.

About Digital Music Group, Inc.

Founded in 2005, Digital Music Group (NASDAQ: DMGI) is focused on helping consumers worldwide to experience more music, in more ways. Digital Music Group acquires the digital rights to music and video recordings and processes these recordings into digital format for distribution to online stores such as the iTunes Music Store, Google Video, MSN Music, RealNetworks, Napster, Wal-Mart Music and Yahoo! Music, where they are available for purchase by consumers via downloading. For more information, please visit www.dmgi.com.

Digital Music Group and Digital Rights Agency are trademarks of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

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Forward-looking Statements

This release contains forward-looking statements (including, without limitation, information regarding DMGI’s acquisition of DRA and the related transactions) that involve risks and uncertainties that could cause the results of DMGI to differ materially from management’s current expectations. Such forward-looking statements include, but are not limited to statements regarding the service of Tuhin Roy as an officer and director of DMGI and DRA; the expected increase in the number of music recordings DRA has available for sale through online music stores and mobile outlets; DMGI’s ability to sell the tracks owned and controlled by DMGI through DRA’s channels and the potential increase in DMGI’s download rate per track and revenue as a result of sales through DRA’s distribution channels; DMGI’s intent to make available its existing catalog into the DRA channels; restrictions on resale of the shares issued in the acquisition; the opportunity of the former owners of DRA to earn additional cash and shares of DMGI common stock; the continuation of DRA as a wholly-owned subsidiary of DMGI; that the combined company will have one of the largest independent digital rights catalogs under management, a worldwide presence with offices in Sacramento, San Francisco and London, and a broad mobile and full-track download distribution network; and the continued growth of the combined companies. Actual results may differ materially due to a number of factors including, among others: our ability to successfully integrate the acquisition of DRA; unforeseen difficulties in delivering DMGI’s music recordings to channel relationships built by DRA; our ability to increase our download rate and generate higher revenue through these new channels; the results of operations of the combined companies; our reliance on online stores and other channels and our ability to renew such agreements; our limited operating history and the rapidly evolving nature of our industry; and potential changes in consumers’ tastes and preferences in music and videos. The matters discussed in this press release also involve risks and uncertainties described in DMGI’s most recent filings with the Securities and Exchange Commission. DMGI assumes no obligation to update the forward-looking information contained in this release.

Press Contact

Allen & Caron Inc.:	Len Hall, VP Media Relations, Telephone: (949) 474-4300, e-mail:
Len@allencaron.com

Investor Relations Contact

Digital Music Group, Inc.:	Karen Davis, Chief Financial Officer, Telephone: (916) 239-6010 x2505
Allen & Caron Inc.:	Jesse Deal, Account Manager, Telephone: (212) 691-8087, e-mail:
Jesse@allencaron.com

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